Exhibit 99.1
Electric City Corp. Announces Reverse Split
and New Ticker Symbol
ELK GROVE VILLAGE, IL – June 12, 2006 – Electric City Corp. (OTC: ELCC) announced today that in connection with the delisting of its common stock from the American Stock Exchange its ticker symbol has changed to ELCC. A firm that currently makes a market in the Company’s common stock recently filed a Form 15c2-11 with the NASD seeking approval to begin quoting Electric City’s common stock on the OTC Bulletin Board (OTCBB). This firm believes that their application may be approved as early as today. If approval of this application is delayed the Company’s common stock will trade on the Pink Sheets until trading commences on the OTCBB.
The Company also announced today that its Board of Directors has recently approved a 1 for 15 reverse split of its stock. No fractional shares will be issued in connection with the reverse split. All fractional shares that result from the split will be rounded to the nearest whole share. The reverse split will take effect and the shares will begin trading on a post-split basis at the opening of business on Thursday, June 15, 2006. After giving effect to the reverse split the Company will have approximately 3,420,000 shares of common stock outstanding and Series E preferred stock convertible into approximately 1,550,000 shares of common stock.
Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates registered with Electric City’s transfer agent will receive a transmittal letter requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. LaSalle Bank, N.A., Electric City’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.
About Electric City Corp.
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
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Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com